SEVENTH AMENDMENT TO CREDIT AGREEMENT
This SEVENTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of September 28, 2018 (the “Seventh Amendment Effective Date”) among INNERWORKINGS, INC., a Delaware corporation (the “Borrower”), the Guarantors party hereto, the Lenders party hereto and BANK OF AMERICA, N.A., as Administrative Agent for the Lenders (the “Administrative Agent”), Swing Line Lender and L/C Issuer. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement (as defined below).
RECITALS
WHEREAS, the Borrower, the Guarantors, the Lenders and the Administrative Agent are parties to that certain Credit Agreement dated as of August 2, 2010 (as previously amended and modified from time to time, the “Credit Agreement”);
WHEREAS, the Borrower is requesting that the Administrative Agent and the Lenders modify certain provisions of the Credit Agreement; and
WHEREAS, the Administrative Agent, Swing Line Lender, L/C Issuer and the Lenders party hereto have agreed to amend certain terms of the Credit Agreement on the terms, and subject to the conditions, set forth below.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
1.    Amendments.

(a)    The following definitions are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order to read as follows:

“Benefit Plan” means any of (a) an “employee benefit plan (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA) Section 3(42) or otherwise for purpose of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“Libor Successor Rate” has the meaning assigned to such term in Section 3.07.
“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Seventh Amendment Effective Date” means September 28, 2018.

“Seventh Amendment Non-Consenting Lender” means The Northern Trust Company and its successors and assigns.

(b)    The following definitions in Section 1.01 of the Credit Agreement are hereby amended and restated to read as follows:

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.01(c):

Pricing Tier	Consolidated Leverage Ratio	Commitment Fee	Eurocurrency Rate Loans and Letter of Credit Fees	Base Rate Loans
1	> 3.25 to 1.0	0.50%	3.25%	2.25%
2	> 3.00 to 1.0 but < 3.25 to 1.0	0.45%	2.50%	1.50%
3	> 2.50 to 1.0 but < 3.00 to 1.0	0.40%	2.25%	1.25%
4	> 2.25 to 1.0 but < 2.50 to 1.0	0.40%	2.00%	1.00%
5	> 1.75 to 1.0 but < 2.25 to 1.0	0.35%	1.75%	0.75%
6	< 1.75 to 1.0	0.30%	1.50%	0.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.01(c); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Tier 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered in accordance with Section 7.01(c), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate. The Applicable Rate in effect from the Seventh Amendment Effective Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.01(c) for the fiscal quarter ending September 30, 2018 shall be determined based upon Pricing Tier 1.
“Consolidated EBITDA” means (a) Consolidated Net Income plus (b) to the extent deducted in determining Consolidated Net Income and, without duplication, (i) Consolidated Interest Charges, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) extraordinary or non-recurring non-cash expenses or losses incurred other than in the ordinary course of business, (vi) non-cash compensation expenses arising from any grant of stock, stock options or other equity based awards, (vii) non-cash expenses resulting from non-speculative hedging activities that are required to be recognized as Indebtedness under GAAP to the extent permitted hereunder, (viii) any other non-cash charges for such period (including any impairment or writeoff of goodwill or other intangible assets but excluding any such non-cash charge, expense or loss to the extent that it represents an accrual of or reserve for cash expenses in any future period or an amortization of a prepaid cash expense that was paid in a prior period), (ix) amortization of any financing costs or fees or original issue discount incurred in connection with any Indebtedness, (x) transaction expenses paid in cash in such period in connection with (A) the making of the Credit Extensions and the closing of this Agreement and (B) Permitted Acquisitions and other investments permitted under this Agreement, (xi) up to $10,000,000 of restructuring costs and other one-time items to the extent incurred after December 31, 2017 and on or before March 31, 2019 and (xii) up to $1,500,000 of professional service costs related to the restructuring costs added back pursuant to clause (b)(xi) to the extent incurred after December 31, 2017 and on or before March 31, 2019 minus (c) to the extent included in Consolidated Net Income and, without duplication, (i) interest income, (ii) income tax credits and refunds (to the extent not netted from tax expense), (iii) any cash payments made during such period in respect of items described in clauses (b)(v), (b)(vi), (b)(vii) and (b)(viii) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred, (iv) non-cash gains resulting from non-speculative hedging activities that are required to be recognized as income under GAAP to the extent permitted hereunder, (v) extraordinary, unusual or non-recurring income or gains realized other than in the ordinary course of business and (vi) income or gains received in connection with the e-Lynxx patent infringement lawsuit, all calculated for the Borrower and its Subsidiaries on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, in each case, to the extent reasonably calculable, and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. For purposes of clarification, Consolidated EBITDA shall be adjusted for, without limitation, extraordinary or nonrecurring expenses, increased costs, identifiable and verifiable expense reductions and excess management compensation, if any, and other items of any Permitted Acquisitions, in all cases, calculated on a basis consistent with GAAP and Regulation S-X of the Securities Exchange Act of 1934, as amended, or as otherwise approved by Administrative Agent in its reasonable credit judgment. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the Equity Interests of a Person, and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $2,500,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $2,500,000.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Loan Party or any Subsidiary, including any Sale and Leaseback Transaction and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and including any disposition of property to a Delaware Divided LLC, but excluding any Involuntary Disposition.

“Maturity Date” means (a) with respect to the Seventh Amendment Non-Consenting Lender, September 25, 2019 and (b) with respect to all other Lenders, September 25, 2020.

(c)    Clauses (e) and (f) in the definition of “Permitted Acquisition” in Section 1.01 of the Credit Agreement are hereby amended and restated to read as follows:

(e)    after giving effect to such acquisition on a pro forma basis, the Consolidated Leverage Ratio shall be less than 2.50 to 1.0, and

(f)    the aggregate consideration paid in respect of any such acquisition shall not exceed $25,000,000.00.

(d)    The following sentence is hereby added to the end of Section 2.13 of the Credit Agreement to read as follows:
Notwithstanding anything to the contrary contained herein, the Lenders hereby agree that the Seventh Amendment Non-Consenting Lender shall be repaid in full, and its commitments shall be terminated, on its Maturity Date and the provisions of this Section 2.13 shall not apply to such payment.
(e)    Section 3.07 of the Credit Agreement is hereby renumbered Section 3.08, and a new Section 3.07 is hereby added to the Credit Agreement to read as follows:
3.07    Successor LIBOR.
Notwithstanding anything to the contrary in this Agreement or any other Loan Documents (including Section 11.01 hereof), if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(a)    adequate and reasonable means do not exist for ascertaining LIBOR for the applicable currency for any requested Interest Period because the LIBOR Screen Rate for the applicable currency is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(b)    the administrator of the LIBOR Screen Rate for the applicable currency or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR for the applicable currency or the LIBOR Screen Rate for the applicable currency shall no longer be made available, or used for determining the interest rate of loans denominated in the applicable currency (such specific date, the “Scheduled Unavailability Date”), or

(c)    syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR for the applicable currency;

then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR for the applicable currency with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.

If no LIBOR Successor Rate has been determined and the circumstances under clause (a) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative

Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the applicable currency shall be suspended, (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (y) if the applicable currency is Dollars, then the Eurocurrency Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in the applicable currency (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

(f)     Section 6.10 of the Credit Agreement is hereby amended and restated to read as follows:

6.10    ERISA.
(a)    No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.
(b)    The Borrower represents and warrants as of the Seventh Amendment Effective Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letter of Credit or the Commitments.

(g)    Section 7.09(a) of the Credit Agreement is hereby amended and restated to read as follows:
(a)    As promptly as possible but in any event within thirty (30) days (or such later date as may be agreed upon by the Administrative Agent) after any Person becomes a Material Domestic Subsidiary or any Subsidiary qualifies independently as, or is designated by the Borrower or the Administrative Agent as, a Guarantor pursuant to the definitions of “Material Domestic Subsidiary” and “Guarantor” (including, without limitation, upon the formation of any Material Domestic Subsidiary that is a Delaware Divided LLC), provide the Administrative Agent with written notice thereof setting forth, if requested by the Administrative Agent, information in reasonable detail describing the material assets of such Person, and shall cause each such Material Domestic Subsidiary which also qualifies as a Guarantor to deliver to the Administrative Agent a Joinder Agreement, such Joinder Agreement to be accompanied by appropriate authorizing resolutions, other corporate or other organizational documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent.
(h)    Section 8.03(a) of the Credit Agreement is hereby amended by adding the phrase “to or in favor of any Person (including, in each case, pursuant to a Delaware LLC Division)” after “(including pursuant to a Sale and Leaseback Transaction)”.

(i)    Section 8.07 (d) of the Credit Agreement is hereby amended to read as follows:

(d)    the Borrower may make other Restricted Payments after June 30, 2019, so long as (i) the aggregate amount of all such Restricted Payments does not exceed the sum of $50,000,000.00 plus 50% of the Consolidated Net Income for the period beginning with the quarter ended June 30, 2018 and ending with the most recent quarter to occur prior to the date of the applicable Restricted Payment for which the Borrower has delivered financial information to the Administrative Agent in accordance with Section 7.01(a) or 7.01(b), as the case may be and (b) after giving effect to any such Restricted

Payment on a pro forma basis, the Consolidated Leverage Ratio of the Borrower shall be less than 2.50 to 1.0.

(j)    Section 8.11(b) of the Credit Agreement is hereby amended and restated to read as follows:

(b)    Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower set forth below to be greater than the ratio corresponding to such fiscal quarter:

Calendar Year	March 31	June 30	September 30	December 31
2017	3.00 to 1.0	3.00 to 1.0	3.00 to 1.0	3.00 to 1.0
2018	3.00 to 1.0	4.00 to 1.0	4.25 to 1.0	3.50 to 1.0
2019	3.00 to 1.0	3.00 to 1.0	3.00 to 1.0	3.00 to 1.0
thereafter	3.00 to 1.0	3.00 to 1.0	3.00 to 1.0	3.00 to 1.0

(k)    Section 10.06(c) of the Credit Agreement is hereby amended by deleting the reference to “Section 3.07” contained in the second sentence thereof and replacing such reference with “Section 3.08”

(l)    A new Section 10.12 is hereby added to Article X of the Credit Agreement to read as follows:

10.12    ERISA Matters.
(a)     Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b)

through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)    none of the Administrative Agent or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended and to the extent applicable) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Internal Revenue Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)    no fee or other compensation is being paid directly to the Administrative Agent or any lead arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)    The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

(m)    Exhibit 7.01 to the Credit Agreement is hereby amended to add the following in the heading on the first page thereof:

☐ Check for distribution to Public Lenders and private-side Lenders. If this box is not checked, this Compliance Certificate will only be posted to private-side Lenders.

2.    Effectiveness; Conditions Precedent. This Amendment shall be effective upon satisfaction of the following conditions precedent:
(a)Execution of Counterparts of Amendment. The Administrative Agent shall have received counterparts of this Amendment, which collectively shall have been duly executed on behalf of each of the Loan Parties, the Required Lenders and each Lender extending its Maturity Date.
(b)Opinions of Counsel. The Administrative Agent shall have received favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the date hereof, and in form and substance reasonably satisfactory to the Administrative Agent.
(c)No Material Adverse Effect. There shall not have occurred, since December 31, 2017, any event or condition that could reasonably be expected to have a Material Adverse Effect.
(d)Organizational Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, in form and substance reasonably satisfactory to the Administrative Agent:
(i)    copies of the Organizational Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Seventh Amendment Effective Date;
(ii)    such certificates of resolutions or other action, incumbency certificates and/or certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and other Loan Documents to which such Loan Party is a party; and
(iii)    Such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.
(e)Security. The Administrative Agent shall have received the following:
(i)    UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;
(ii)    duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent’s sole discretion, to perfect the

Administrative Agent’s security interest in the United States registered intellectual property of the Loan Parties; and
(iii)    all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Security Agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Equity Interest of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its reasonably discretion under the law of the jurisdiction of organization of such Person) unless the Subsidiary whose Equity Interests are pledged have been dissolved.
(f)Lender/Administrative Agent Fee. The Borrower shall have paid (i) to the Administrative Agent, for the account of each Lender, all agreed upfront fees due and payable to such Persons on the date hereof and (ii) to the Administrative Agent and the Arrangers, all fees due and payable to the Administrative Agent on the date hereof.
(g)Attorney Costs. The Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (“Attorney Costs”) to the extent invoiced prior to or on the Seventh Amendment Effective Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
3.    Ratification of Credit Agreement. The term “Credit Agreement” as used in each of the Loan Documents shall hereafter mean the Credit Agreement as amended and modified by this Amendment. Except as herein specifically agreed, the Credit Agreement, as amended by this Amendment, is hereby ratified and confirmed and shall remain in full force and effect according to its terms. The Loan Parties acknowledge and consent to the modifications set forth herein and agree that this Amendment does not impair, reduce or limit any of their obligations under the Loan Documents (including, without limitation, the indemnity obligations set forth therein) and that, after the date hereof, this Amendment shall constitute a Loan Document. Notwithstanding anything herein to the contrary and without limiting the foregoing, each of the Guarantors reaffirm their guaranty obligations set forth in the Credit Agreement.
4.    Authority/Enforceability. Each of the Loan Parties represents and warrants as follows:
(a)It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.
(b)This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) Debtor Relief Laws and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
(c)No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.
(d)The execution and delivery of this Amendment does not (i) violate, contravene or conflict with any provision of its Organization Documents or (ii) materially violate, contravene or conflict with any Laws applicable to it.
5.    Representations. The Loan Parties represent and warrant to the Lenders that the representations and warranties of the Loan Parties set forth in Article VI of the Credit Agreement are true and correct in all material respects on and as of the Seventh Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date.
6.    Counterparts/Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts of this Amendment by telecopy or other electronic imaging means (i.e., .pdf) shall be effective as an original.

7.    GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered and this Amendment shall be effective as of the Seventh Amendment Effective Date.
BORROWER:                INNERWORKINGS, INC.,
a Delaware corporation
By: /s/ Charles Hodgkins
Name: Charles Hodgkins
Title: CFO
GUARANTORS:            EYELEVEL, INC.,
an Oregon corporation
By: /s/ Michael Bradley
Name: Michael Bradley
Title: Managing Director
ADMINISTRATIVE AGENT:        BANK OF AMERICA, N.A.,
as Administrative Agent
By: /s/ Felicia Brinson
Name: Felicia Brinson
Title: Assistant Vice President
LENDERS:                BANK OF AMERICA, N.A.,
as a Lender, an L/C Issuer and the Swing Line Lender
By: /s/ A. Quinn Richardson
Name: A. Quinn Richardson
Title: Senior Vice President
JPMORGAN CHASE BANK, N.A.,
as a Lender
By: /s/ Jeremy M. Tworek
Name: Jeremy M. Tworek

Title: Vice President
PNC BANK, NATIONAL ASSOCIATION,
as a Lender
By: /s/ Robert G. Stevens
Name: Robert G. Stevens
Title: Vice President
ASSOCIATED BANK, N.A.,
as a Lender
By: /s/ Craig Thessin
Name: Craig Thessin
Title: SVP
THE NORTHERN TRUST COMPANY,
as a Lender
By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION,
as a Lender
By: /s/ Phillip J. Salber
Name: Phillip J. Salber
Title: Vice President